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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors and Shareholders
Heritage Property Investment Trust, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (File No. 333-109539) of Heritage Property Investment Trust, Inc. and subsidiaries (the Company) of our report dated January 31, 2003, except for notes 11 and 16, as to which the date is March 3, 2003, with respect to the consolidated balance sheets of the Company as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the financial statement schedule of real estate and accumulated depreciation as of December 31, 2002, which report appears in the Current Report on Form 8-K of the Company dated October 7, 2003; our report dated August 23, 2002 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of The Pioneer Properties Acquired in 2002 for the year ended December 31, 2001, which report appears in the Current Report on Form 8-K of the Company dated October 22, 2003; our report dated November 6, 2003 with respect to the Historical Summary of The Trademark Properties Acquired in 2003 for the year ended December 31, 2002, which report appears in the Current Report on Form 8-K of the Company dated November 13, 2003; and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Boston, Massachusetts
November 14, 2003

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Independent Auditors' Consent